Calculation of Filing Fee Tables
S-8
HEALTHPEAK PROPERTIES, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	457(o)	20,000,000	$ 18.69	$ 373,800,000.00	0.0001531	$ 57,228.78
Total Offering Amounts:						$ 373,800,000.00		$ 57,228.78
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 57,228.78
Offering Note
[1]	(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of shares of Healthpeak Properties, Inc., a Maryland corporation (the "Company" or the "Registrant"), common stock, par value $1.00 per share (the "Common Stock"), stated above, an additional indeterminate number of shares that may be offered or issued pursuant to the Healthpeak Properties, Inc. Employee Stock Purchase Plan (the "Plan") as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. (2) Calculated pursuant to Rules 457(c) and (h) of the Securities Act, based upon the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange on April 22, 2025.